Exhibit 99.1

▪	Revenue for the fourth quarter of fiscal 2008 was $16.1 million compared to $9.6 million for the fourth quarter of fiscal 2007.

▪	Operating income for the fourth quarter improved to $1.0 million or 6.3% of sales for the fourth quarter as compared to $144,000 or 1.5 % for comparable period of the previous year.

▪	Revenue for fiscal 2008 was $51.1 million compared to $40.9 million for fiscal 2007.

▪	Net Income before tax for fiscal 2008 was $1.6 million compared to $503,000 for fiscal 2007.

▪	Given the financial success of 2008, the Company reversed the majority of its Deferred Tax Reserve and reported Net Income after tax of $10.5 million for fiscal 2008.

Newark, NY - November 13, 2008 - IEC Electronics Corp. (IECE.OB) announced its results for the fourth quarter and fiscal year ending September 30, 2008.

For the Quarter the Company reported revenue of $16.1 million and operating income was $1.0 million (6.3% of sales). This compares with revenue of $9.6 million and operating income of $144,000 (1.5% of sales) for the same quarter of fiscal 2007. Net Income including the tax benefit was $8.5 million for the quarter or $0.91 per share compared to net income of $296,000 including the tax benefit or $0.03 per share for the same quarter of Fiscal 2007.

For the fiscal year 2008, IEC had revenue of $51.1 million and net income before taxes of $1.6 million. This compares to revenue of $40.9 million and net income before taxes of $503,000 for fiscal 2007. Year end 2008 net income after tax benefit was $10.5 million or $1.12 per share compared to net income of $875,000 after tax benefit or $.10 per share for fiscal 2007.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “We had a good year and have reached a new operating level. Our customer base has expanded adding eight new customers this year including three this quarter to our portfolio and we have received numerous new programs from existing customers. Three of the new customers are in the aerospace sector, two in the military sector, two in the industrial sector, and the eighth in the medical sector. We grew our top line by 25% and also increased our backlog at year end to $40.5 million for fiscal 2008. This does not include $3.4 million of forecasted revenue from customers who have authorized us to put long lead items on order. This compares to fiscal 2007 year end backlog of $22.3 million which did not include $5.3million of forecasted revenue from customers who authorized us to put long lead items on order.

Our customer mix continues to change and expand in areas we view as important for our continued growth. The military sector remains strong. It represents 39.6% of our sales ($20.3 million) in fiscal 08 increasing from 36.9% of our sales ($15.1 million) in fiscal 07. Our industrial customer base represents 30.0% of our sales ($15.3 million) a slight decrease from 32.8% of our sales ($13.4 million) in fiscal 07. The aerospace sector has grown from zero in fiscal 07 to 10.9% of the Company’s sales ($5.6 million) in fiscal 08. Last year we achieved AS9100 certification for IEC’s contract manufacturing business. This year we achieved AS9100 certification for our newly acquired subsidiary, Val-U-Tech’s interconnect business.

Despite the recessionary outlook for the economy, we expect strong growth in sales and earnings in fiscal 2009 as our customers, particularly in the military and aerospace sector, are cautiously optimistic and because we expect to realize enhanced operating margins from productivity gains and from our interconnect subsidiary.

Our fourth quarter and 2008 fiscal year end earnings were materially and positively impacted by the reversal of a reserve against a deferred tax asset which accounting, FASB 109, required the Company to establish in 2001 because it was then deemed unlikely that earlier net operating losses (NOLs) intended to be used to reduce federal and state income tax liabilities would be consumed by the time the last expires in 2024. The accounting standard also requires that such deferred tax assets and offsetting reverses be analyzed periodically to determine whether the Company’s earning prospects are likely to consume the NOLs before they expire. The analysis, after IEC’s acquisition of Val-U-Tech and the improved operating performance of its contract manufacturing business in 2008, now projects that the Company’s taxable income will consume most of the NOLs before their expiration and consequently the majority of the deferred tax reserve was reversed. Ongoing, the Company’s Statement of Operations will report a provision for income taxes. From a cash perspective IEC will be paying negligible income taxes for a number of years. This will be apparent from the Company’s Statement of Cash Flows.

As we have said previously, we believe the Company is moving in the right direction and we are confident that we are creating future value for our shareholders and opportunity for our employees.”

As a full service EMS provider, AS9100 and IEC is ISO-9001:2000 registered, and a NSA approved supplier under the COMSEC standard. The Company offers its customers a wide range of services including design, prototype and volume printed circuit board assembly, material procurement and control, manufacturing and test engineering support, systems build, final packaging and distribution. Information regarding IEC’s fourth quarter 2008 results can be found on its web site at www.iec-electronics.com/Q4-08release

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, the ability of the Company to assimilate acquired businesses and to achieve the anticipated benefits of such acquisitions, competition and technological change, the ability of the Company to control manufacturing and operating costs, satisfactory relationships with vendors.

The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2008 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission.

Contact:	Heather Keenan	John Nesbett/ Jennifer Belodeau
	IEC Electronics Corp.	International MarketingServices
	(315) 332-4262	(203) 972-9200
hkeenan@iec-electronics.com		JohnNesbett@InternationalMS.com